                                                                Exhibit 10.88(A)

                      SUBLICENSE AND ASSIGNMENT AGREEMENT

THIS AGREEMENT ENTERED INTO AS OF THE 1st DAY OF APRIL, 1998

BETWEEN: HOECHST MARION ROUSSEL, INC., a Delaware corporation having its principal place of business at 10236 Marion Park Drive, P.O. Box 9627, Kansas City, Missouri 64134 ("HMRI")

AND: ROBERTS LABORATORIES INC., a New Jersey corporation having its principal place of business at 4 Industrial Way West, Eatontown, New Jersey 07724 (ROBERTS)

WHEREAS, by a License Agreement dated April 25, 1983, Ferring A/S granted to Marion Laboratories, Inc. (now Hoechst Marion Roussel, Inc.) the right and license to make, have made, use and sell products containing Licensed Compound (as defined therein) in the United States and its territories and possessions and in Canada, with the right to sublicense its rights as provided therein (the "1983 Agreement"); and

WHEREAS, HMRI currently markets Pentasa(R) (mesalamine) in the United States and Canada pursuant to the 1983 Agreement; and

WHEREAS, Ferring A/S and HMRI entered into a Development, Supply and Distribution Agreement on November 7, 1997 which provides for the development and commercialization of additional dosage forms of Pentasa (the "1997 Agreement"); and

WHEREAS, ROBERTS desires to obtain from HMRI the rights to market Pentasa in the United States and its territories and possessions and certain rights granted HMRI in the 1997 Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual promises herein made and the mutual benefits to be derived from this Agreement, the parties covenant and agree as follows:

                           ARTICLE I -   DEFINITIONS

1.01  FDA means the Food and Drug Administration
1.02  NDA means New Drug Application for the PRODUCT

1.03 PATENTS means any and all patents maturing or issuing out of United States Patent Service No. 270,517 filed May 29, 1981 and any valid divisions, continuations, continuations-in-part, additions or reissues thereof, including United States Patent Service No. 4,496,553, United States Patent Service No. 4,880,794, and United States Patent Service No. 4,980,173.

1.04 PRODUCT means, Pentasa, a pharmaceutical product for oral administration, containing in a controlled-release form of 5-aminosalicylic acid (5-ASA) useful and for use in the treatment of ulcerative colitis and Crohn's disease in humans, all as more fully described in the PATENTS and in specifications agreed to in writing by the parties.

1.05 SACHETS means a granular formulation packaged in unit dose sachets of 5-aminosalicylic acid useful and for use in the treatment of ulcerative colitis and Crohn's disease in humans, all as more fully described in the PATENTS and in accordance with the formulation currently manufactured by Ferring and sold in territories other than the United States.

1.06 TABLETS means a 500 milligram tablet dosage form of 5-aminosalicylic acid, in a dosing regimen of two (2) grams to be taken twice daily, useful and for use in the treatment of ulcerative colitis and Crohn's disease in humans, all as more fully described in the PATENTS and in accordance with the formulation currently manufactured by Ferring and sold in territories other than the United States.

1.07  TERRITORY means the United States and its territories and possessions.

1.08 TRADEMARK means Ferring's mark Pentasa, conferred by United States Registration Serial No. 365,906 dated May 21, 1982.

                           ARTICLE II -   SUBLICENSE

2.01 Subject to the terms and conditions of this Agreement, HMRI hereby grants to ROBERTS an exclusive sublicense under the 1983 Agreement to make, have made, use and sell the PRODUCT throughout the United States its territories and possessions and to exclusively use and apply the TRADEMARKS in connection therewith.

                          ARTICLE III -   ASSIGNMENT

3.01 Subject to the terms and conditions of the Agreement, HMRI hereby assigns to ROBERTS its rights and obligations under the 1997 Agreement, except the payment obligations set forth in Article III of the 1997 Agreement.

3.02 Under the 1997 Agreement, Ferring will perform all development work required for TABLETS. HMRI hereby assigns to ROBERTS its rights to ownership of the TABLETS NDA, whether filed as a supplement to the Pentasa NDA or as a new NDA.

3.03 Under the 1997 Agreement, Ferring will perform all development work required for SACHETS. HMRI hereby assigns to ROBERTS its obligation to grant Ferring a right of reference to the Pentasa NDA for the purpose of gaining approval of SACHETS.

3.04 HMRI hereby assigns to ROBERTS its obligations to commercialize and sell TABLETS, as more fully set forth in Article VI of the 1997 Agreement.

3.05 HMRI hereby assigns to ROBERTS its obligation to distribute SACHETS, as more fully set forth in Article VIII of the 1997 Agreement.

                         ARTICLE IV -   ASSET TRANSFER

4.01 HMRI hereby transfers the NDA to Roberts and will undertake all regulatory filings necessary to effect the transfer of the NDA to ROBERTS.

4.02 HMRI will transfer to ROBERTS its existing supply of PRODUCT samples, available sales training and promotional materials related to PRODUCT, and PRODUCT customer lists.

                             ARTICLE V -   PAYMENT

5.01 As consideration for the rights sublicensed and assigned and the assets transferred herein ROBERTS shall pay to HMRI the sum of one hundred and thirty six million dollars ($136,000,000) no later than July 1, 1998.

                     ARTICLE VI -   TERMS AND TERMINATION

6.01  This Agreement shall be coextensive with the 1983 Agreement.

6.02 HMRI may terminate this Agreement in the event that ROBERTS fails to make payments that are due, or if bankruptcy or insolvency proceedings are instituted against ROBERTS, provided that HMRI has given ROBERTS written notice of such default or disability and provided further that the default is not corrected within 60 days.

6.03 In the event that any of the terms or provisions of this Agreement are incurably breached, the non-breaching party may terminate the Agreement by written notice. In the event of any other breach, the non-breaching party may terminate this Agreement by the giving of written notice to the breaching party that the Agreement will terminate on the 60th day from notice unless cure is sooner effected.

                ARTICLE VII -   REPRESENTATIONS AND WARRANTIES

HMRI hereby represents and warrants:

7.01 To the best of HMRI's knowledge, the TRADEMARK is valid and in full force and effect;

7.02 To the best of HMRI's knowledge, the PATENTS are valid and in full force and effect;

7.03 HMRI is manufacturing and selling the PRODUCT without any notice or knowledge that the PRODUCT is infringing or alleged to be infringing the patent or trademark rights of any third party;

7.04 HMRI is in full compliance with all its obligations under the 1983 Agreement and the 1997 Agreement and has no notice or knowledge that it is in default under any of its obligations under either or both of the aforesaid agreements;

7.05 HMRI is not in material violation of any law, regulation, order, decree or ruling of or restriction imposed by an judicial, governmental or regulatory body or agency, whether local, state or federal relating to the Product. HMRI is not aware of any significant pending or threatened regulatory activity specifically with respect to the Product and HMRI has received no notices from the FDA or any other government agency claiming that the Product or related advertising are in any way not currently in full compliance with the requirements of the FDA;

7.06 There are non (i) outstanding orders, judgments, injunctions, awards or decrees or any court or arbitrator or (to Seller's knowledge) other governmental regulatory body, or (ii) actions, suits, personal injury or product liability claims, legal, administrative or arbitral proceedings or (to Seller's knowledge) investigations, whether or not the defense thereof or liabilities in respect thereto are either pending, in effect or to HMRI's knowledge threatened against or relating to the product;

7.07 To HMRI's knowledge, there are no official decisions by any U.S. governmental or regulatory body stating that the Product is defective, unsafe for normal use or fails to meet applicable standards promulgated by said governmental or regulatory body. There have been no recalls ordered by any such governmental or regulatory body with respect to the Product within the five (5) years prior to the date hereof.

7.08 The parties hereto recognize that, pursuant to the 1983 Agreement and the 1997 Agreement, HMRI is required to obtain approval from Ferring A/S of the sublicense and assignment referred to herein. It is further understood that HMRI anticipates that approval from Ferring is forthcoming. In the event that said approval is not obtained and Ferring institutes legal action to enforce provisions of the 1983 Agreement and/or the 1997 Agreement, ROBERTS will undertake the cost of its defense against such action. In the event Ferring is successful in contesting the validity of this Agreement, the rights, obligations, and assets transferred to ROBERTS pursuant to this Agreement will revert back to HMRI.

               ARTICLE VIII -   RETURNS, CHARGEBACK AND REBATES

8.01  Returns of Product

      (a) Returns will be the financial responsibility of the party that originally sold the returned Product. Returns shall be tracked by lot number. Returned Product with lot numbers sold exclusively by HMRI will be the financial responsibility of HMRI, returned Product with lots numbers sold exclusively by Roberts will be the responsibility of Roberts; financial responsibility for returned Product from lots where each party sold a portion of the lot will be prorated based on the portion of the shared lot that each party sold.

     (b) Both parties agree to enforce preauthorized return or scan and destroy procedures in an attempt to have customer return the Product and obtain credit from the party who originally sold the Product to them. Both parties agree to accept returns from the prorated lot. However, either party may accept Product returns for which it is not financially responsible in order to maintain its reputation and good will in the marketplace and the financially responsible party will reimburse the party processing the return. In these cases, reimbursement will be at the current Net Wholesale Price.

8.02  Chargebacks and Rebates

     (a) HMRI will be financially responsible for all chargeback claims related to Product sold by a wholesaler to a chargeback contract customer received by HMRI prior to, on and after the date hereof and for a period of six (6) months thereafter.

     (b) HMRI will be financially responsible for all managed care rebates related to Product dispensed by a pharmacist received by HMRI prior to, on and after the date hereof and for a period of six (6) months hereafter;

     (c) In general, ROBERTS will forward to HMRI for payment any claims received related to Section 8.02(a) and (b) above for which HMRI is financially responsible. However, for the purpose of administrative convenience or at the specific request of a customer, ROBERTS may elect to pay the claim for which HMRI is financially responsible and HMRI will reimburse ROBERTS with respect to such claim;

     (d) HMRI will assign ROBERTS, effective July 1, 1998, any then effective rebate or chargeback contracts covering PRODUCT. It is understood that ROBERTS is accepting contractual obligations only as they relate to PRODUCT. ROBERTS will continue to provide PRODUCT and services as required by those contracts until such time as ROBERTS negotiates new PRODUCT pricing. During the period between the effective date of this Agreement and July 1, 1998, all PRODUCT sales under contract will be credited to ROBERTS. Payment to ROBERTS for sales during this period will be made by August 15, 1998. After the expiration of the period described in paragraph 8.02(a) and (b), HMRI will forward to ROBERTS for payment any claims for chargebacks or rebates for which ROBERTS is financially responsible or HMRI may elect to pay the claim for which ROBERTS is responsible and ROBERTS will reimburse HMRI with respect to such claim;

     (e) HMRI will be financially responsible for all Medicaid rebates related to Product dispensed by a pharmacist received by HMRI prior to, on and after the date hereof and for a period of six (6) months thereafter. For administrative convenience, HMRI will continue to pay all future Medicaid rebate claims it receives. Roberts will reimburse HMRI for any rebate claims paid by HMRI but which relate to Product dispensed by a pharmacist after the aforesaid six month period.

                        ARTICLE IX -   SPECIAL SERVICES

9.01 From and after the date hereof and until July 1, 1998, HMRI shall,

     (a) in written form and substance satisfactory to Roberts, notify all customers and formularies under contracts existing as of the date of this Agreement that as of July 1, 1998 Roberts shall be the seller of the Product (providing Roberts with a duplicate set of mailing labels for its use);

     (b) invoice, book sale and ship Product on behalf of Roberts and use all reasonable efforts (short of instituting third party collection or legal proceedings) to collect amounts due for Product so shipped and remit such amounts due to ROBERTS.

     (c) handle and report adverse events and product quality complaints. HMRI will promptly notify ROBERTS of any action taken pursuant to this paragraph.

9.02 For the first two quarters of 1998, HMRI shall calculate the appropriate Federal Ceiling price and shall be responsible for Federal Supply Schedule contract compliance and reporting. Beginning July 1, 1998, ROBERTS will assume full responsibility for the calculation of Federal Ceiling Price and Federal Supply Schedule contract compliance and reporting. By July 31, 1998,

HMRI will provide ROBERTS with information concerning its 1997 and January 1 to June 30, 1998 pricing and sale of PRODUCT.

                           ARTICLE X -   COMPETITION

10.01 For a period of two (2) years from the date hereof, neither HMRI nor its subsidiaries will Engage (as defined herein) in the Restricted Business (as defined herein).

       (a) Engage. As used herein, the term "Engage" (together with any and all variations thereof) means taking part in or participating in, whether such taking part or participating is direct or indirect or alone or in combination with others.

       (b) The Restricted Business. As used herein, the term "Restricted Business" means manufacturing, distributing or selling any prescription human pharmaceutical product, anywhere in the Territory containing mesalamine or any ester or salt thereof as an active ingredient, either alone or in combination with other active ingredients.

10.02 Acquisition and Mergers. If, at any time during the aforesaid two (2) year period, HMRI acquires a product, product range, business or entity, or merges with an entity, which causes HMRI to Engage in the Restricted Business, HMRI will give Roberts the right to acquire that product which would be considered Restricted Business hereunder at fair market value.

                   ARTICLE XI -   SUCCESSION AND ASSIGNMENT

11.01 Neither party hereto may assign, cede or transfer its rights arising from this Agreement except to a person controlling, controlled by or under common control with the assignor without the written consent of the other party, which consent may not be unreasonably withheld; provided that without such consent either party may assign the Agreement in connection with the transfer or sale of all or substantially all of its business or its merger of consolidation with another company.

11.02 This Agreement shall inure to the benefit of and be binding upon each party signatory hereto, its successors and permitted assigns. No assignment shall relieve either party of the performance of any accrued obligation which such party may then have under this Agreement.

               ARTICLE XII -   EXECUTION OF ADDITIONAL DOCUMENTS

12.01 Each party signatory hereto agrees to execute such further papers or documents or agreements as may be reasonably necessary to effect the purposes of the Agreement and carry out its provisions.

                            ARTICLE XIII -   NOTICE

13.01 Any notice required or permitted to be given under this Agreement shall be in writing and shall deemed to have been fully given if sent by registered or certified mail or by facsimile confirmed by registered or certified mail, addressed as follows:

If to HMRI:                     Hoechst Marion Roussel, Inc.
                                10236 Marion Park Drive
                                Kansas City, Missouri  4137-1405
                                Attention:  General Counsel

If to ROBERTS:                  Roberts Laboratories Inc.
                                4 Industrial Way West
                                Eatontown, New Jersey  07724
                                Attention:  General Counsel

                       ARTICLE XIV -   ENTIRE AGREEMENT

14.01 This Agreement constitutes the whole agreement between the parties and supersedes all written or oral understandings or agreements in variation of its terms. No amendment, verification, or modification of this Agreement shall be valid unless in writing and signed by both parties hereto.

                         ARTICLE XV -   GOVERNING LAW

15.01 This Agreement shall be governed and construed in accordance with the laws of the state of Missouri.

                         ARTICLE XVI -   FORCE MAJEURE

16.01 Neither party shall be responsible or liable, in any way, for any default in performance of this Agreement arising, directly or indirectly, from any cause beyond such Party's control, including, without limiting the generalities of this provision, fire, flood, tornado, cyclone, war, enemy action, embargo, strike, lockout, labor trouble, transportation difficulties, governmental order, proclamation or regulation.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on this 1st day of April, 1998.

HOECHST MARION ROUSSEL, INC.                    ROBERTS LABORATORIES INC.

BY:  /s/ Gerald P. Belle                        BY:  /s/ John T. Spitznagel
   ---------------------                            ------------------------

NAME:  Gerald P. Belle                          NAME:    John T. Spitznagel
                                                    ------------------------

TITLE:  President, Hoechst Marion Roussel       TITLE:  President & CEO
                                                        ---------------

      North America

                                                                Exhibit 10.88(B)

                AMENDMENT TO SUBLICENSE AND ASSIGNMENT AGREEMENT

THIS AGREEMENT ENTERED INTO AS OF THE 24th DAY OF JUNE, 1998

BETWEEN: HOECHST MARION ROUSSEL, INC., a Delaware corporation having its principal place of business at 10236 Marion Park Drive, P.O. Box 9627, Kansas City, Missouri 64134 ("HMRI")

AND ROBERTS LABORATORIES INC., a New Jersey corporation having its principal place of business at 4 Industrial Way West, Eatontown, New Jersey 07724 (ROBERTS)

WHEREAS, HMRI and ROBERTS entered into a Sublicense and Assignment Agreement on April 1, 1998; and

WHEREAS, the parties now desire to amend that agreement;

NOW, THEREFORE, it is hereby agreed that the Sublicense and Assignment Agreement is amended to read as follows:

                               ARTICLE V  PAYMENT

5.01 As consideration for the rights sublicensed and assigned and the assets transferred herein ROBERTS shall pay to HMRI the sum of one hundred and forty one million dollars ($141,000,000) no later than July 1, 1998.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed on this 24th day of June, 1998.

HOECHST MARION ROUSSEL, INC.  ROBERTS LABORATORIES INC.

By:  /s/ Gerald P. Belle                        By:  /s/ John T. Spitznagel
    --------------------                            ------------------------

NAME: Gerald P. Belle                           NAME: John T. Spitznagel

TITLE:  President, Hoechst Marion Roussel       TITLE: President and CEO
        North America

June 24, 1998

Hoechst Marion Roussel, Inc.
10236 Marion Park Drive
Kansas City, MO  64134

Re:  PENTASA

Gentlemen:

This letter will confirm our understanding regarding the payment for our acquisition of PENTASA from you. It is understood and agreed as follows:

        1. We shall pay you the sum of $141,000,000 no later than July 1, 1998, pursuant to the terms of a Sublicense and Assignment Agreement executed by our respective firms:

        2. You shall pay us interest on the aforesaid sum at the rate of 4.92% per annum according to the attached schedule.

If you are in accord with the foregoing, please so indicate by signing and returning to us the enclosed copy of this letter.

Sincerely,

/s/  Peter M. Rogalin
---------------------

Peter M. Rogalin
VP Finance, Treasurer
and Chief Financial Officer

PMR/mer

Attachments

cc:  A. Rascio
     W. Shusko

Agreed to and accepted:

HOECHST MARION ROUSSEL, INC.

By:   /s/ Gerald P. Belle
    ---------------------

                            AMORTIZATION OF INTEREST
                            ------------------------

                   Date of Principal Payment:  June 25, 1998
                       Rate of Interest:  4.92% per annum

                                                                       Principal
         Interest Payment Date                   Amount            Remaining Balance
         ---------------------                   ------            -----------------
            July 1, 1998                        $  114,036            $123,375,000
            October 1, 1998                      1,529,985             105,750,000
            January 1, 1999                      1,311,416              88,125,000
            April 1, 1999                        1,069,089              70,500,000
            July 1, 1999                           864,774              52,875,000
            October 1, 1999                        655,708              35,250,000
            January 1, 2000                        437,139              17,625,000
            April 1, 2000                          216,194                       0
                                                ----------
                                                $6,198,341

                                                                Exhibit 10.88(C)

                               SUPPLY AGREEMENT
                               ----------------

This agreement entered into AS OF the 1st day of APRIL, 1998 between: HOECHST MARION ROUSSEL INC., a Delaware corporation , having its principal place of business at 10236 Marion Park Drive, P.O. Box 9627, Kansas City, Missouri 64134,

                       (hereinafter referred to as "HMRI")

and: ROBERTS LABORATORIES INC., a New Jersey corporation, having its principal place of business at 4 Industrial Way West, Eatontown, New Jersey 07724,

                       (hereinafter referred to as "ROBERTS")

WHEREAS FERRING A/S and Marion Laboratories, Inc. (now Hoechst Marion Roussel, Inc.) (hereinafter referred to as "Marion") have entered into a License Agreement on April 25, 1983 pursuant to which FERRING has licensed to HMRI commercial rights related to PRODUCT (as hereinafter defined) in the United States and its territories and possessions and Canada (hereinafter referred to as the "Marion Agreement");

WHEREAS HMRI and ROBERTS have entered into an agreement on April 1, 1998 pursuant to which HMRI has transferred to ROBERTS its rights related to the PRODUCT in the United States and its territories and possessions (hereinafter referred to as the "Roberts Agreement");

WHEREAS pursuant to the Roberts Agreement, HMRI agreed to provide ROBERTS its requirements of the PRODUCT under a separate Supply Agreement; and

WHEREAS HMRI and ROBERTS wish to enter into this Supply Agreement in order to set out in writing the terms and conditions of the supply of the PRODUCT, effective as of the date of this Agreement.

Now, therefore, in consideration of the mutual benefits in furthering the interests of the parties, it is hereby agreed as follows:

                                   ARTICLE I
                         DEFINITIONS AND INTERPRETATION
                         ------------------------------

1.1  Definitions
     -----------

     In this Agreement, the following words shall have the meanings set out hereunder:

     1.1.1 DEFECTS means any defect as determined according to quality assurance standards recognized by the pharmaceutical industry.

     1.1.2  FDA means the Food and Drug Administration.

     1.1.3 NET WHOLESALE PRICE means the invoice amount charged to wholesalers by HMRI for sales pursuant to the Marion agreement.

     1.1.4 Patents means any and all patents maturing or issuing out of United States Patent Service No. 270,517 filed May 29, 1981 and any valid divisions, continuations, continuations-in-part, additions or reissues thereof, including United States Patent Service No. 4,496,553, United States Patent Service No. 4,880,794, and United States Patent Service No. 4,980,173.

     1.1.5 PRODUCT means the pharmaceutical product, in a packaged finished form, for oral administration, containing a controlled-release form, and method of use, of 5-aminosalicylic acid (5-ASA) useful and for use in the treatment of ulcerative colitis and Crohn's disease in humans, all as more fully described in the Patents and in specifications agreed to in writing by the parties.

     1.1.6 QUARTER means a three-month period starting on the first date of January, April, July or September of any year of the TERM.

     1.1.7 STANDARD COST means the projected actual cost incurred by HMRI in the manufacture of PRODUCT.

     1.1.8 TERM means the term of this Agreement as set out in Section 4.1 shortened by any early termination pursuant to Section 4.2.

     1.1.9 Territory means the United States and its territories and possessions.

1.2  Interpretation
     --------------

     This Agreement shall be governed by the following provisions:

     1.2.1 This Agreement shall be governed and construed in accordance with the laws of the State of Missouri.

     1.2.2 Should any provision of this Agreement be null or without effect or deemed unwritten under any applicable law, it or they shall not render the other provisions, terms and conditions hereof invalid as this Agreement is not an indivisible whole.

     1.2.3 The division of this Agreement into Articles, Sections, Subsections and subdivisions and the insertions of headings are for convenience of reference only and shall not affect or be utilized in the construction or the interpretation hereof.

     1.2.4 Where required herein, the singular shall comprise the plural and vice versa, the masculine shall include the feminine and vice versa while the neuter shall comprise both the masculine and the feminine.

                                  ARTICLE II
                               SUPPLY OF PRODUCT
                               -----------------

2.1 HMRI shall supply exclusively to ROBERTS and ROBERTS shall purchase exclusively from HMRI, subject to all of the terms and conditions of this Agreement, all of ROBERTS' requirements of PRODUCT for sale in the TERRITORY.

2.2 All quantities of the PRODUCT required under this Agreement shall be manufactured by HMRI according to the specifications and quality control requirements agreed upon by the parties hereto and fit for its approved use; provided, however, that such specifications and requirements meet with the approval of appropriate governmental regulatory bodies in the TERRITORY. PRODUCT will be available in 240 count 250 mg capsule packages, 80 count 250mg capsule packages, and 25 count 250 mg sample packs, each such pack referred to hereafter as SKU. All quantities of the PRODUCT received by ROBERTS shall be accompanied by a certificate of analysis and certification of manufacturing.

2.3  Forecasts
     ---------

     (a)  Long-Range Forecasts.  Within ninety (90) days from the execution
          --------------------
          of this Agreement, and at least one hundred and twenty (120) days prior to the beginning of each Calendar Year for the term of this Agreement, ROBERTS shall furnish HMRI with a rolling quarterly forecast of the quantities of PRODUCT that ROBERTS intends to order during the remaining term of the Agreement. Such forecasts shall represent the most current estimates for planning purposes, but not be purchase commitments. Such forecasts shall not exceed HMRI's maximum annual capacity as set forth in Section 2.7(a), unless a forecast in excess of HMRI's capacity is agreed to by the parties.

        (b)  Short-Term Forecasts.  Within thirty (30) days from the execution
             --------------------
             of the Agreement and, at least ninety (90) days prior to the first day of each succeeding calendar quarter, ROBERTS shall furnish HMRI with a rolling forecast of the quantities of PRODUCT by SKU that ROBERTS intends to order by month, during the eighteen (18) month period commencing with that calendar quarter. Such forecasts shall constitute binding commitments of ROBERTS to purchase the percentages of PRODUCT set forth below pursuant to firm orders issued in accordance with Section 2.4. Such forecasts shall not exceed HMRI's maximum annual capacity as set forth in Section 2.7(a). However, HMRI will use its best efforts to fill orders by ROBERTS in excess of such forecasts. ROBERTS shall be required to purchase that percentage of the quantity of PRODUCT specified in the forecast for successive quarters as follows:


             Period of the Forecast         Percentage of PRODUCT by SKU
                                            that ROBERTS is Required to Purchase

             Immediate Three Month Period                100%
             Second Three Month Period                    75%
             Third Three Month Period                     25%
             Fourth Three Month Period                     0%


2.4  Firm Orders.  ROBERTS shall place each purchase order with HMRI for PRODUCT
     -----------
     to be delivered hereunder at least ninety (90) days prior to the delivery date specified in each respective order. Such orders shall be in Units, full lots and minimum order quantities and shall specify for each three month period an aggregate quantity of PRODUCT (by Unit) required to be purchased by ROBERTS pursuant to Section 2.3. In addition, the number of such purchase orders shall not exceed one (1) per month, unless a greater monthly number is agreed to by HMRI, and, to the extent possible, be delivered to HMRI on or about the fifteenth (15) of such month. HMRI shall confirm in writing each such purchase order within ten (10) business days of receipt thereof. HMRI shall deliver against each such order in accordance with Section 2.5. ROBERTS shall be obligated to purchase all such PRODUCT ordered and delivered by the delivery date specified in ROBERTS' purchase order, provided that such PRODUCT meets the Specifications.

2.5  Delivery.  Delivery terms shall be F.O.B. the Kansas City manufacturing
     --------
     facility or such other facility mutually agreed to by the parties. HMRI shall ship PRODUCT on a carrier or carriers specified by ROBERTS in accordance with HMRI's purchase order form or as otherwise directed by ROBERTS in writing. Title to and risk of loss as to any PRODUCT purchased by ROBERTS shall pass to ROBERTS upon the earlier of (i) a common carrier accepting possession or control of such PRODUCT, or (ii) the passage of such PRODUCT from the loading dock of HMRI's facility to or any employee, agent or contractor of ROBERTS or such common carrier.


2.6  Rejected Goods/Shortages
     ------------------------

     (a)  Notice; Replacement.  ROBERTS shall notify HMRI in writing of any
          -------------------
          claim relating to PRODUCT that fails to meet the Specifications, arising from defective manufacture, storage or handling of such PRODUCT by HMRI prior to shipment or any shortage in quantity of any shipment of PRODUCT within thirty (30) days of receipt of such PRODUCT.

          Provided the parties agree that the PRODUCT is defective or that there is a shortage, HMRI shall replace the defective PRODUCT or make up the shortage as soon as reasonably possible after receiving such notice, at no additional cost to ROBERTS. ROBERTS shall make arrangements with HMRI for the return or disposal of any rejected PRODUCT; the costs of such return or disposal shall be paid by HMRI. In the event that only a limited supply of PRODUCT is available at the time of such rejection or shortage, then HMRI shall ship to ROBERTS such quantities of PRODUCT as are available and ROBERTS will be promptly reimbursed or credited against future orders, at ROBERTS' option, for amounts paid for the remaining quantity of rejected PRODUCT.

     (b)  Disputes.  If HMRI disagrees with ROBERTS' claim that the PRODUCT
          --------
          fails to meet the Specifications, HMRI and ROBERTS representatives shall attempt to resolve such dispute. If the representatives cannot resolve such dispute, a sample of such PRODUCT shall be submitted by HMRI to a mutually agreed-to qualified laboratory for testing against the Specifications and the test results obtained by such laboratory shall be final and controlling. The fees and expenses of such laboratory testing shall be borne entirely by the party whose PRODUCT analysis was in error. In the event the test results indicate that the PRODUCT in question does not conform to the Specifications, HMRI shall replace such PRODUCT at no additional cost to ROBERTS as soon as reasonably possible after receipt of such results. In the event the test results indicate that the PRODUCT in question does conform to the Specifications, ROBERTS shall pay all additional costs incurred as a result of the disagreement.

2.7  Failure to Supply; Capacity Allocation
     --------------------------------------

     (a)  Capacity.  HMRI's current maximum annual capacity to manufacturer
          --------
          PRODUCT is 165 bulk capsule batches. HMRI anticipates that annual capacity will increase to 200 bulk capsule batches beginning in July of 1999.

     (b)  HMRI Notice.  In the event that HMRI, upon receiving a forecast under
          -----------
          Section 2.3 or a firm order under Section 2.4, is, or anticipates that it will be, unable to meet such forecast or firm order, either in whole or in part, due to any reason, HMRI shall give written notice of such inability to ROBERTS within ten (10) days of receipt of such forecast or firm order or upon HMRI's reasonable belief that it cannot fulfill the forecast or firm order, if such date is after such ten
          (10) day period. If such inability is partial, HMRI shall fulfill firm orders with such quantities of PRODUCT as are available.

     (c)  Supply Alternatives.  HMRI and ROBERTS shall meet within thirty (30)
          -------------------
          days of such written notice to consider and, if appropriate, pursue alternative arrangements for meeting ROBERTS' requirements for PRODUCT. Any such alternative pursued shall be subject to all required regulatory approvals and HMRI's approval. Any alternative arrangements entered into pursuant to this Section 2.7 shall act in no way as a waiver of any other rights or remedies which ROBERTS or HMRI may have under this Agreement or otherwise.

     (d)  Capacity Allocation.  In the event that HMRI's inability to meet firm
          -------------------
          orders or forecasts is due to a shortage of production capacity at HMRI's facility, in addition to the requirements of Section 2.7(a) and
          Section 2.7(b) above, HMRI shall promptly notify ROBERTS of such shortage of production capacity, and, if possible, the date such shortage of production capacity is expected to end. In such event, HMRI shall allocate its available production capacity to the production of PRODUCT in such proportion as the production capacity actually utilized to meet orders for the PRODUCT over the previous twelve (12) month period bears to total production capacity in such HMRI facility(ies) over the same period.

     (e)  Supply Resumption.  HMRI shall notify ROBERTS as soon as possible of
          -----------------
          the date upon which such shortage of production capacity will cease. Upon resumption of production of PRODUCT ROBERTS shall resume obtaining its requirements for PRODUCT from HMRI to the extent such resumption is consistent with any contractual arrangements entered into with third parties pursuant to Section 2.7(b).

2.9  Manufacturing Changes.
     ---------------------

     (a)  Required Manufacturing Changes.  For changes to the Specifications or
          ------------------------------
          manufacturing process that are required by applicable law, rule or regulation or by action (or inaction) by any legally competent government or other regulatory body of authority or by medical or scientific concerns as to the toxicity, safety and/or efficiency of the PRODUCT (collectively "Required Manufacturing Changes"), the Parties shall cooperate in making such changes promptly.

     (b)  Discretionary Manufacturing Changes.  For changes to the
          -----------------------------------
          Specifications or Manufacturing process that are not Required Manufacturing changes (collectively "Discretionary Manufacturing Changes") the Parties must both agree to such Discretionary Manufacturing Changes and shall, to the extent commercially reasonable under the circumstances, cooperate in making such changes. Notwithstanding the foregoing, HMRI's standard change control procedures shall be utilized in reviewing such changes.

     (c)  Manufacturing Changes.  Notwithstanding the foregoing, all costs
          ---------------------
          associated with Required Manufacturing Changes, (including, without limitation obsolete raw materials, work-in-process and finished product inventories) shall be shared equally. Discretionary Manufacturing Changes shall be borne by the party initiating such change, except that should such changes that result in cost savings, such savings shall be shared equally.

                                  ARTICLE III
                                     PRICE
                                     -----

3.1 HMRI's 1998 standard costs for the manufacturer of PRODUCT are $18.214 for the 240 count 250mg pack; $6.868 for the 80 count blister pack; and $2.916 for the 25 count sample pack. HMRI's 1998 Net Wholesale Price for PRODUCT is $75.70 for the 240 count 250mg pack and $25.15 for the 80 count blister pack.

3.2 During the term of this Acquisition, the cost of goods paid by ROBERTS to HMRI for its requirements of 240 count 250mg. capsules packages shall be 22% of net wholesale price, an amount equal to $16.654 per 240 count 250mg package.

3.4 HMRI's existing product inventory as of the date of this Agreement will be sold to ROBERTS at 22% of net wholesale price. HMRI's existing inventory of 25 count sample packs will be sold to ROBERTS at HMRI's standard cost.

3.5 In the event that ROBERTS takes over packaging responsibilities, the parties will negotiate a revised cost of goods to appropriately reflect HMRI's reduced costs, but in no event shall the reduction be less than $1.0126 per 240 count 250 mg capsules.

3.6 Payments shall be made not later than thirty (30) days after date of invoice, which invoice shall be issued when PRODUCT is delivered pursuant to Section 2.5 hereof.

                                  ARTICLE IV
                              TERM AND TERMINATION
                              --------------------

4.1 This Agreement shall be for a two year term commencing on April 1, 1998 or such later date upon which the Roberts Agreement shall be executed. Upon termination of this agreement, HMRI will use its best efforts in cooperation with ROBERTS to transfer the PRODUCT manufacturing responsibilities to ROBERTS. In the event that this transfer cannot be accomplished, the parties will negotiate in good faith for an agreement to continue the supply of PRODUCT.

4.2 Either party hereto may terminate this Agreement upon the substantial or material breach of any of the terms hereof by the other party on sixty (60) days' prior written notice; provided, however, that if, during the said sixty (60) days, the party notified of its breach cures said breach, then the Agreement shall continue in full force and effect; and, provided further, should either party hereto be dissolved or liquidated or become insolvent or if any proceeding is filed or commenced by or against either party under bankruptcy, insolvency or debtor relief law, the other party may terminate this Agreement immediately by giving written notice of such termination to the other party. The termination upon the breach shall be without prejudice to any remedy which either party may have against the other for such breach.

                                   ARTICLE V
                               PRODUCT LIABILITY
                               -----------------

ROBERTS agrees to save, defend, indemnify and hold harmless HMRI from and against any and all demands, claims, actions, suits, costs, expenses, awards, damages, liabilities, and/or loss resulting or arising out of the, marketing, sale or distribution of the PRODUCT by ROBERTS in the TERRITORY; except, however, HMRI shall be solely liable for, and shall save, defend, indemnify and hold harmless ROBERTS from and against any and all demands, claims, actions, suits, costs, expenses, awards, damages, liabilities, and/or loss resulting or arising out of the manufacturing, handling or shipment of the PRODUCT by HMRI or any other willful or negligent act of HMRI, its officers, agents and employees.

                                  ARTICLE VI
                               FINAL PROVISIONS
                               ----------------

6.1 This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns.

6.2 This Agreement constitutes the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements and understandings in connection therewith.

6.3 This Agreement may be amended or waived only by a formal written amendment accepted by both parties. In no event will the use of any form of purchase order, shipping document, confirmation, or waybills be effective to vary, alter or modify the terms and provisions of this Agreement. Nor will such use have the effect of substituting the provisions set forth on such form for the provisions contained in an authorized purchase order.

6.4 All notices, requests, orders, consents or approvals required or permitted by this Agreement shall be in writing and sent to the parties at the first above-mentioned addresses. A party may change such address by notice to the other party from time to time. Notices shall be delivered personally or sent by registered or certified mail with postage prepaid or by facsimile. Notices given by mail shall be deemed to have been received five (5) business days after transmission.

6.5 Each of the parties upon the request of the other shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary or desirable to effect complete consummation of the transactions contemplated by this Agreement.

6.6 Nothing herein contained shall constitute or create a partnership among, or a joint venture by, all or any of the parties.

6.7 Neither failure nor delay by either party to exercise any right or remedy provided in this Agreement or by statute, or law shall operate as a waiver of such right or remedy, nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise of any other right or remedy. The rights and remedies set forth in this Agreement are cumulative and enforcement of one right or remedy shall not preclude subsequent enforcement of the same or other rights and remedies provided in this Agreement or at law.

6.8 This Agreement and all rights and obligations hereunder shall not be assigned in whole or in part by either party to any third party without the prior written consent of the other.

6.9 Neither party shall be responsible or liable, in any way, for default in performance of this Agreement arising, directly or indirectly, from any cause beyond such Party's control, including without limiting the generalities of this provision, fire, flood, tornado, cyclone, war, enemy action, embargo, strike, lockout, labor trouble, transportation difficulties, governmental order, proclamation or regulation.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in two counterparts by their duly authorized representatives as of the day and year first set forth above.

                    HOECHST MARION ROUSSEL, INC.

                    By:  /s/ Gerald P. Belle
                       --------------------------------------------------

                    Name: Gerald P. Belle

                    Title:  President, Hoechst Marion Roussel North America

                    Signed on April 1, 1998

                    ROBERTS LABORATOTIES INC.

                    By:  /s/ John T. Spitznagel
                       --------------------------------------------------

                    Name:    John T. Spitznagel
                           ----------------------------------------------

                    Title:   President & CEO
                           ----------------------------------------------

                    Signed on April 1, 1998

                                                                Exhibit 10.88(D)

                                 June 17, 1998

                                                     Writer's Direct Dial Number
                                                            (914) 631-4489

Edward H. Stratemeier, Esq.
Vice President and General Counsel
Hoechst Marion Roussel, Inc.
9300 Ward Parkway
Kansas City, MO  64114

        Re:  Stand-Still Agreement
             ---------------------

Dear Ed:

        This letter agreement is between Ferring A/S ("Ferring"), Hoechst Marion Roussel, Inc. ("HMR"), Roberts Pharmaceutical Corporation and Roberts Laboratories, Inc. (collectively "Roberts"). It sets forth the agreement of the parties by their counsel, who, by signing below, confirm their authority to bind their respective clients to the terms hereof.

        This agreement arises out of the parties' mutual desire to provide an opportunity to attempt amicably to resolve without litigation a dispute that has arisen between Ferring, on the one hand, and HMR and Roberts, on the other, concerning HMR's purported sublicense and assignment to Roberts, without Ferring's consent, of rights flowing to HMR from Ferring under a License Agreement, dated April 25, 1983, between Ferring and Marion Laboratories, Inc. and a Development, Supply and Distribution Agreement, dated November 7, 1997, between Ferring and HMR (the "Dispute").

        The parties hereby agree as follows:

        1. This agreement and any discussions or communications the parties have pursuant thereto represent settlement negotiations and may not be admitted into evidence or otherwise used in any litigation or other proceeding or used in any other way or for any other purpose other than to attempt to settle the Dispute, except that this agreement may be used to enforce its terms by a party not in breach in an action or proceeding commenced in violation of its terms. Moreover, neither the agreement nor any discussions or communications had pursuant to this agreement may be disclosed to any person or entity not a party to the agreement except as required by law, judicial order or applicable regulation.

        2. This agreement has been entered into in reliance upon the provisions of Rule 408 of the Federal Rules of Evidence and any similar state provision.

        3. Ferring may not commence any action or assert in court or other proceeding any claim or cause of action against HMR or Roberts concerning the Dispute or seek any declaration or other relief with respect thereto until Monday, June 22, 1998.

        4. Neither HMR nor Roberts may commence any action or assert in court or other proceeding any claim or cause of action against Ferring concerning the Dispute or seek any declaration or other relief with respect thereto until Tuesday, June 23, 1998, except in an action or other proceeding commenced by Ferring.

        5. The terms of this agreement may not be amended or waived except in a writing signed by the party against which the amendment or waiver is being assessed.

        6. If any action or other proceeding is ultimately commenced between or among any of the parties hereto concerning the Dispute, the passage of time from the date and time of this letter until the commencement of such action or other proceeding shall not be used by any other party against any other party in any way.

        7. The construction and effect of this agreement shall be governed by the laws of the State of New York, and no party shall be entitled to have the agreement construed against any other party by reason of its authorship.

        8. This agreement may be executed in counterparts and, when so executed by all of the parties, shall have the same effect as if one original of the agreement had been signed by all of the parties.

                                    Yours truly,

                                    Ferring A/S

                                    By: /s/ Arnold Chase
                                        -----------------------
                                      Arnold Chase
                                      Counsel

Above agreement accepted:

Hoechst Marion Roussel, Inc.            Roberts Pharmaceutical Corporation

                                        Roberts Laboratories, Inc.

By: /s/ Edward H. Stratemeier           By: /s/ Anthony Rascio
    -------------------------               -----------------------------
    Edward H. Stratemeier                       Anthony Rascio
    Vice President and General Counsel          General Counsel

                                                                Exhibit 10.88(E)

        Agreement dated June 22, 1998 among Ferring A/S, a Danish corporation with principal offices at Indertoften 10, DK 2720 Vanlose, Denmark ("Ferring"), Hoechst Marion Roussel, Inc. a Delaware corporation with principal offices at 10236 Marion Park Drive, Kansas City, Missouri 64134 ("HMRI"), and Roberts Laboratories, Inc. and Roberts Pharmaceutical Corporation, New Jersey corporations with principal offices at Meridian Center II, Four Industrial Way West, Eatontown, New Jersey 07724 (collectively "Roberts").

        The parties agree as follows:

        1. Ferring agrees not to file any complaint, cause of action, or other proceeding arising out of or related to the matters described in the draft Complaint dated June 17, 1998 and titled Ferring A/S v. Roberts Laboratories
                                         -----------------------------------
Inc., Roberts Pharmaceutical Corporation and Hoechst Marion Roussel, Inc.
-------------------------------------------------------------------------

        2. HMRI agrees to pay to Ferring the sum of $8,500,000 which amount shall be paid in two equal payments on December 1, 1998 and January 4, 1999.

        3. The parties agree that the Development, Supply and Distribution Agreement dated November 7, 1997 between Ferring and HMRI (the "1997 Agreement") is amended as follows:

        (a) Section 8.01(c) is amended by (i) changing the word "approval" in the second line to "review and comment" and (ii) deleting the words "such approval not to be unreasonably withheld."

        (b) Section 8.02 is amended by adding at the beginning of such Section the words "At the option of Ferring."

        (c) Section 8.03 is amended by adding at the beginning of such Section the words "Subject to Section 8.02."

        (d) In all other respects the 1997 Agreement shall remain in full force and effect.

4. Notwithstanding anything to the contrary in the 1997 Agreement or the License Agreement dated April 25, 1983 between Ferring and Marion Laboratories, Inc. (the "1983 Agreement"), Ferring shall have the right to use and apply the trademark Pentasa(R) to products containing 5-aminosalicylic acid ("5-ASA") other than oral formulations. The parties agree to execute such further documents or agreements as may be necessary to carry out this provision.

        5. Ferring agrees that it will not grant license rights for the United States to any third party with respect to products containing 5-ASA other than oral formulations without affording to Roberts the first opportunity to negotiate for such rights on such terms as Ferring and Roberts may in good faith negotiations agree. If Ferring and Roberts are unable to agree within 120 days after notice from Ferring, Ferring will be free to grant such rights to a third party.

        6. Each party waives any claim which it may have against the others arising under the 1983 Agreement of the 1997 Agreement prior to the date hereof; provided, however, Ferring does not waive any claim for royalties due on sales made prior to the date hereof.

        7. This Agreement may not be changed or modified except in writing and shall be governed by and construed in accordance with the laws of the State of New York.

        8. Each of the parties agrees to execute such further papers or agreements as may be necessary or desirable to effect the purposes of this Agreement and carry out its provisions.

     In witness whereof, the parties have caused this Agreement to be executed on the date stated above.

Ferring A/S                             Roberts Laboratories, Inc.


                                        /s/ Anthony A. Rascio
----------------------------------      ----------------------------

Hoechst Marion Roussel, Inc.            Roberts Pharmaceutical Corp.

/s/ Gerald P. Belle                     /s/ Anthony A. Rascio
----------------------------------      ----------------------------